Exhibit 99

Contact:	L-3 Communications Holdings, Inc. Corporate Communications 212-697-1111	For Immediate Release
L-3 Announces Fourth Quarter 2010 Results
•	Diluted earnings per share of $2.37
•	Net sales of $4.3 billion
•	Net cash from operating activities of $477 million
•	Funded orders of $4.4 billion and funded backlog of $11.1 billion
•	Updated financial guidance for 2011
NEW YORK, January 27, 2010 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported its results for the 2010 fourth quarter and full year. Diluted earnings per share (diluted EPS) was up 23% to $2.37 for the quarter ended December 31, 2010 (2010 fourth quarter), compared to $1.93 for the quarter ended December 31, 2009 (2009 fourth quarter). Net sales increased 1% to approximately $4.3 billion compared to approximately $4.2 billion for the 2009 fourth quarter. For the 2010 full year, diluted EPS was up 8% to $8.25 compared to $7.61 for the 2009 full year. For 2010, net sales of approximately $15.7 billion increased slightly from approximately $15.6 billion.
“L-3 had a solid fourth quarter and a good finish to 2010,” said Michael T. Strianese, chairman, president and chief executive officer. “For the full year, we generated sales of $15.7 billion, EPS growth and strong cash flow led by our ISR (Intelligence, Surveillance, and Reconnaissance) and Electronic Systems businesses. Our funded orders also improved and were strong at $4.4 billion for the quarter with a book-to-bill ratio of 1.04. During the quarter, we deployed our strong cash flow repurchasing $365 million of our common stock and paying dividends of $45 million. For 2010, total share repurchases were $834 million and total dividends paid increased to $184 million, a 12% increase over 2009.
We will also continue to position the company for growth and improved operating efficiencies. I am proud of L-3’s talented employees and management team, and their dedication to our customers, outstanding program performance, and persistent focus on operating efficiencies. In 2011, we will continue to be agile and innovative in meeting our customers’ needs and optimize our portfolio so that L-3 remains well positioned in the current defense environment.”

L-3 Announces Results for the 2010 Fourth Quarter	Page 2
Consolidated Results

	Fourth Quarter		Increase/		Year Ended Dec. 31,		Increase/
($ in millions, except per share data)	2010	2009	(decrease)		2010	2009	(decrease)

Net sales	$4,255	$4,208	$47		$15,680	$15,615	$65
Operating income	$461	$446	$15		$1,750	$1,656	$94
Operating margin	10.8%	10.6%	20	bpts	11.2%	10.6%	60	bpts
Net interest expense and other income	63	79	(16)		266	270	(4)
Effective income tax rate	31.7%	37.3%	(560	) bpts	34.9%	34.3%	60
Net income attributable to L-3	$268	$227	$41		$955	$901	$54
Diluted earnings per share	$2.37	$1.93	$0.44		$8.25	$7.61	$0.64
Fourth Quarter Results of Operations: For the 2010 fourth quarter, consolidated net sales of approximately $4.3 billion increased 1% compared to the 2009 fourth quarter. Sales growth primarily from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Electronic Systems segments was offset by lower sales from the Government Services segment and from the Aircraft Modernization and Maintenance (AM&M) segment, primarily due to a loss of a Special Operations Forces Support Activity (SOFSA) contract. Acquired businesses(1), primarily Insight Technology (Insight) and 3Di Technologies (3Di), contributed $81 million to net sales in the 2010 fourth quarter.
Operating income for the 2010 fourth quarter increased by 3% compared to the 2009 fourth quarter. Operating income as a percentage of sales (operating margin) increased to 10.8% for the 2010 fourth quarter compared to 10.6% for the 2009 fourth quarter. Operating margin increased by 60 basis points primarily due to improved contract performance across several businesses and $9 million from the sale of a technology license in the Electronic Systems segment. Lower pension expense of $6 million ($4 million after income taxes, or $0.04 per share) increased operating margin by 10 basis points. These increases were partially offset by severance costs, primarily in the Electronic Systems segment, of $13 million, which reduced operating margin by 30 basis points. Lower operating margin in the C3ISR and Government Services segments also reduced consolidated operating margin by 20 basis points. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income decreased by $16 million for the 2010 fourth quarter compared to the same period last year primarily due to lower interest expense as a result of lower interest rates on outstanding fixed rate debt. In addition, the 2009 fourth quarter included a $10 million debt retirement charge ($0.05 per diluted share) related to the company’s redemption of its $750 million 7 5/8% senior subordinated notes due 2012 (7 5/8% Notes).
The effective tax rate for the 2010 fourth quarter decreased by 560 basis points compared to the same quarter last year. In the 2010 fourth quarter, the U.S. Federal research and experimentation tax credit was re-enacted retroactive to January 1, 2010 reducing the 2010 fourth quarter tax rate by 190 basis points. The remaining decrease in the 2010 fourth quarter tax rate compared to the 2009 fourth quarter was primarily due to lower state tax expense in 2010 and a tax contingency accrued for in the 2009 fourth quarter that did not recur in the 2010 fourth quarter.
Net income attributable to L-3 in the 2010 fourth quarter increased by $41 million compared to the 2009 fourth quarter, and diluted EPS increased 23% to $2.37 from $1.93. Diluted weighted average common shares outstanding for the 2010 fourth quarter compared to the 2009 fourth quarter declined by 3% due to share repurchases of L-3 common stock.
Full Year Results of Operations: For the year ended December 31, 2010, consolidated net sales of approximately $15.7 billion increased slightly compared to the year ended December 31, 2009. Sales growth from the C3ISR segment was offset by lower sales from the Government Services and Electronic Systems segments and the AM&M segment, primarily due to the loss of the SOFSA contract. Acquired businesses, primarily Insight and 3Di, contributed $207 million to net sales for the year ended December 31, 2010.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2010 Fourth Quarter	Page 3
Operating income for the year ended December 31, 2010 increased by 6% compared to the year ended December 31, 2009. Operating margin increased to 11.2% for the year ended December 31, 2010 from 10.6% for the year ended December 31, 2009. Higher sales and improved contract performance for the C3ISR segment and favorable sales mix across several businesses, improved contract performance, and $9 million from the sale of a technology license in the Electronic Systems segment increased operating margin by 80 basis points. Lower pension expense of $16 million ($10 million after income taxes, or $0.09 per diluted share) increased operating margin by 10 basis points. These increases were partially offset by lower operating margins in the Government Services segment, which reduced operating margin by 20 basis points. Severance charges of $17 million reduced operating margin by 10 basis points. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income decreased by $4 million for the year ended December 31, 2010 compared to last year. Lower interest expense primarily as a result of lower outstanding debt and higher income from investments accounted for using the equity method were partially offset by higher debt retirement charges. During 2010, the company redeemed its 6 1/8% senior subordinated notes due 2013 and 2014 and recorded related debt retirement charges of $18 million. During 2009, the company redeemed its 7 5/8% Notes and recorded a related $10 million debt retirement charge.
The effective tax rate for the year ended December 31, 2010 increased by 60 basis points compared to last year. The increase was primarily due to higher tax benefits for the resolution of tax contingencies in 2009. In addition, the year ended December 31, 2010 included a tax provision of $5 million, or $0.04 per diluted share, related to the U.S. Federal Patient Protection and Affordable Care Act, which changed the tax treatment for certain retiree prescription drug benefits and increased the tax rate by 30 basis points.
Net income attributable to L-3 in the year ended December 31, 2010 increased by $54 million compared to the year ended December 31, 2009, and diluted EPS increased by $0.64 per diluted share, or 8%, to $8.25 from $7.61. Diluted weighted average common shares outstanding for 2010 compared to 2009 declined by 2% due to share repurchases of L-3 common stock.
Orders: Funded orders for the 2010 fourth quarter increased 4% to $4.4 billion compared to $4.2 billion for the 2009 fourth quarter, and increased 6% to $15.7 billion for 2010 compared to $14.7 billion for 2009. Funded backlog was $11.1 billion at December 31, 2010, compared to $10.9 billion at December 31, 2009.
Cash flow: Net cash from operating activities was $1,461 million for 2010, an increase of $54 million, compared to $1,407 million for 2009. Capital expenditures, net of dispositions of property, plant and equipment, were $171 million for 2010, compared to $182 million for 2009.
Reportable Segment Results
C3ISR

	Fourth Quarter		Increase/		Year Ended Dec. 31,
($ in millions)	2010	2009	(decrease)		2010	2009	Increase
Net sales	$987.4	$870.6	$116.8		$3,399.1	$3,095.0	$304.1
Operating income	102.1	92.5	9.6		395.2	343.9	51.3
Operating margin	10.3%	10.6%	(30	) bpts	11.6%	11.1%	50	bpts
Fourth Quarter: C3ISR net sales for the 2010 fourth quarter increased by 13% compared to the 2009 fourth quarter primarily due to demand for networked communication systems for manned and unmanned platforms and airborne ISR logistics support and fleet management services to the U.S. Department of Defense (DoD).
C3ISR operating income for the 2010 fourth quarter increased by 10% compared to the 2009 fourth quarter. Operating margin decreased by 50 basis points, primarily due to higher lower margin services sales and contract performance, partially offset by lower pension expense of $2 million, which increased operating margin by 20 basis points.

L-3 Announces Results for the 2010 Fourth Quarter	Page 4
Full Year: C3ISR net sales for the year ended December 31, 2010 increased by 10% compared to the year ended December 31, 2009 primarily due to demand for airborne ISR logistics support and fleet management services and networked communications systems for manned and unmanned platforms.
C3ISR operating income for the year ended December 31, 2010 increased by 15% compared to the year ended December 31, 2009. Operating margin increased by 50 basis points. Higher sales volume and improved contract performance increased operating margin by 50 basis points and lower pension expense of $6 million increased operating margin by 20 basis points. These increases were partially offset by higher lower margin services sales, which reduced operating margin by 20 basis points.
Government Services

	Fourth Quarter				Year Ended Dec. 31,
($ in millions)	2010	2009	Decrease		2010	2009	Decrease
Net sales	$1,028.2	$1,058.1	$(29.9)		$3,963.0	$4,094.2	$(131.2)
Operating income	91.0	101.8	(10.8)		344.3	394.1	(49.8)
Operating margin	8.9%	9.6%	(70	)bpts	8.7%	9.6%	(90	)bpts
Fourth Quarter: Government Services net sales for the 2010 fourth quarter decreased by 3% compared to the 2009 fourth quarter. The decrease was primarily due to reduced subcontractor pass-through sales volume of $36 million related to task order renewals for U.S. Army systems and software engineering and sustainment (SSES) services that migrated to a contract where L-3 is not a prime contractor, and the loss of an Afghanistan Ministry of Defense support contract. These decreases were partially offset primarily by information technology support services for the U.S. Special Operations Command (SOCOM) and other U.S. Government agencies.
Government Services operating income for the 2010 fourth quarter decreased by 11% compared to the 2009 fourth quarter. Operating margin decreased by 70 basis points. Operating margin was reduced by 100 basis points primarily due to lower sales volume, and lower margins on select contract renewals and new contracts due to competitive price pressures. These decreases were partially offset by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 30 basis points.
Full Year: Government Services net sales for the year ended December 31, 2010 decreased by 3% compared to the year ended December 31, 2009. The decrease was primarily due to: (1) reduced subcontractor pass-through sales volume of $154 million related to SSES services, (2) lower tasking for Iraq training work, and (3) the loss of an Afghanistan Ministry of Defense support contract. These decreases were partially offset primarily by increased logistics and law enforcement support services for the U.S. Army due to higher volume for Afghanistan, and information technology support services for SOCOM and other U.S. Government agencies. The increase in net sales from acquired businesses was $13 million.
Government Services operating income for the year ended December 31, 2010 decreased by 13% compared to the year ended December 31, 2009. Operating margin decreased by 90 basis points. Operating margin was reduced by 120 basis points primarily due to lower sales volume and lower margins on select contract renewals and new contracts. These decreases were partially offset by a decline in lower margin subcontractor pass-through sales, which increased operating margin by 30 basis points.
AM&M

	Fourth Quarter		Increase/		Year Ended Dec. 31,
($ in millions)	2010	2009	(decrease)		2010	2009	Decrease
Net sales	$661.2	$725.6	$(64.4)		$2,780.9	$2,826.4	$(45.5)
Operating income	57.4	59.1	(1.7)		229.1	243.0	(13.9)
Operating margin	8.7%	8.1%	60	bpts	8.2%	8.6%	(40	)bpts
Fourth Quarter: AM&M net sales for the 2010 fourth quarter decreased by 9% compared to the 2009 fourth quarter. The decrease was primarily due to sales volume declines of $91 million from the SOFSA contract loss. This decrease was partially offset by higher aircraft modernization sales primarily for rotary wing cabin assemblies and the Canadian Maritime Helicopter Program (MHP).

L-3 Announces Results for the 2010 Fourth Quarter	Page 5
AM&M operating income for the 2010 fourth quarter decreased by 3% compared to the 2009 fourth quarter. Operating margin increased by 60 basis points. Favorable contract close-outs, and a decrease of lower margin sales, primarily for SOFSA, increased operating margin by 40 basis points. Lower pension expense of $1 million increased operating margin by 20 basis points.
Full Year: AM&M net sales for the year ended December 31, 2010 decreased by 2% compared to the year ended December 31, 2009. The decrease was primarily due to sales volume declines of $123 million from SOFSA and the loss of an aircraft maintenance contract with the U.S. Customs and Border Patrol in 2009. These decreases were partially offset primarily by higher volume for Joint Cargo Aircraft (JCA), rotary wing cabin assemblies, and MHP.
AM&M operating income for the year ended December 31, 2010 decreased by 6% compared to the year ended December 31, 2009. Operating margin decreased by 40 basis points. The decrease in operating margin was primarily due to lower volume and prices for systems field support services and lower margin sales mix, primarily related to higher JCA volume, which has lower margins than the overall AM&M segment.
Electronic Systems

	Fourth Quarter				Year Ended Dec. 31,		Increase/
($ in millions)	2010	2009	Increase		2010	2009	(decrease)
Net sales	$1,577.4	$1,553.8	$23.6		$5,536.6	$5,599.1	$(62.5)
Operating income	210.7	192.2	18.5		781.5	675.2	106.3
Operating margin	13.4%	12.4%	100	bpts	14.1%	12.1%	200	bpts
Fourth Quarter: Electronic Systems net sales for the 2010 fourth quarter increased by 2% compared to the 2009 fourth quarter, reflecting: (1) sales from acquired businesses of $81 million, primarily related to the acquisitions of Insight and 3Di, (2) microwave products primarily due to deliveries of power devices for satellite communications systems, (3) security & detection systems due to deliveries of ProVision™ systems, and (4) $9 million from the sale of a technology license related to a general aviation product. These increases were partially offset primarily by lower sales volume for commercial ship building products as a result of reduced demand, combat propulsion systems due to a reduction in DoD funding for Bradley Fighting Vehicles, and precision engagement and marine services due to contracts nearing completion.
Electronic Systems operating income for the 2010 fourth quarter increased by 10% compared to the 2009 fourth quarter. Operating margin increased by 100 basis points. Improved contract performance primarily for microwave products and simulation & training increased operating margin by 130 basis points. The sale of a technology license increased operating margin by 50 basis points. In addition, lower pension expense of $3 million increased operating margin by 20 basis points. These increases were partially offset by severance charges of $10 million, which reduced operating margin by 60 basis points as well as lower sales volume primarily for commercial ship building and combat propulsion systems, which reduced operating margin by 40 basis points.
Full year: Electronic Systems net sales for the year ended December 31, 2010 decreased by 1% compared to the year ended December 31, 2009. Sales volume declined approximately $388 million for: (1) combat propulsion systems, (2) commercial ship building products, and (3) precision engagement, marine services, training & simulation, and displays due to contracts nearing completion. These decreases were partially offset by volume increases due to higher demand primarily for EO/IR products to the U.S. Army, microwave products and security & detection systems, and $9 million from the sale of a technology license. Acquired businesses, primarily Insight and 3Di, contributed $194 million to net sales.
Electronic Systems operating income for the year ended December 31, 2010 increased by 16% compared to the year ended December 31, 2009. Operating margin increased by 200 basis points. Favorable sales mix across several businesses, primarily EO/IR products, increased operating margin by 160 basis points. Additionally, three items comprised of: (1) the sale of a technology license for $9 million, (2) a volume price adjustment on a supply contract of $6 million, and (3) a favorable contract modification for precision engagement of $5 million, collectively increased operating income by $20 million and operating margin by 40 basis points compared to the year ended December 31, 2009. Lower pension expense of $10 million increased operating margin by 20 basis points. These increases were partially offset by severance charges of $11 million, which reduced operating margin by 20 basis points.

L-3 Announces Results for the 2010 Fourth Quarter	Page 6
Financial Guidance
Based on information known as of today, the company has revised its consolidated and segment financial guidance for the year ending December 31, 2011, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7, and the company undertakes no duty to update its guidance.
Consolidated 2011 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(Dec. 7, 2010)

Net sales	$15.7 to $15.9	$15.7 to $15.9

Operating margin	10.6%	10.4%
Effective tax rate	35.0%	35.0%
Diluted EPS	$8.40 to $8.55	$8.20 to $8.40

Net cash from operating activities	$1.48	$1.48

Less: Capital expenditures, net of dispositions of property, plant and equipment	0.22	0.22

Free cash flow(2)	$1.26	$1.26

(2)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.
The increase in the company’s diluted EPS guidance from the prior guidance provided on December 7, 2010, at the mid-point, is primarily due to the impact of the items listed below.
•	Lower than previously estimated pension expense of approximately $0.18 per share, primarily due to a higher discount rate (5.6% compared to 5.0%) and better 2010 asset return on pension plan assets (13.43% compared to 8.55%), which also increased operating margin guidance by 20 basis points;
•	An increase of approximately $0.03 per share, related to the acquisition of FUNA International, GmbH, which was completed on December 22, 2010; and
•	A net decrease of approximately $0.03 per share for other items.
Segment 2011 Financial Guidance
($ in billions)

Prior
	Current	(Dec. 7, 2010)
Net Sales:
C3ISR	$3.6 to $3.7	$3.6 to $3.7
Government Services	$3.9 to $4.0	$3.9 to $4.0
AM&M	$2.4 to $2.5	$2.4 to $2.5
Electronic Systems	$5.7 to $5.8	$5.7 to $5.8

Operating Margins:
C3ISR	10.7% to 10.9%	10.4% to 10.6%
Government Services	8.0% to 8.2%	8.0% to 8.2%
AM&M	9.0% to 9.2%	8.7% to 8.9%
Electronic Systems	12.6% to 12.8%	12.4% to 12.6%

L-3 Announces Results for the 2010 Fourth Quarter	Page 7
Additional financial information regarding the 2010 fourth quarter results and the 2011 updated financial guidance is available on the company’s website at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, January 27, 2011 at 11:00 a.m. EST that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.
11:00 a.m. EST
10:00 a.m. CST
9:00 a.m. MST
8:00 a.m. PST
Listeners may access the conference call live over the Internet at the company’s website at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 70829335), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs over 62,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2010 sales of $15.7 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2011 preliminary financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,’’ “anticipates,” “intends,’’ “plans,’’ “believes,’’ “estimates,’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry;

L-3 Announces Results for the 2010 Fourth Quarter	Page 8
our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government Security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications market; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA); ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors’’ and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009, and “Part II — Item 1A — Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 24, 2010, as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Fourth Quarter		Year Ended Dec. 31,
	2010	2009	2010	2009

Net sales	$4,255	$4,208	$15,680	$15,615

Cost of sales	3,794	3,762	13,930	13,959

Operating income	461	446	1,750	1,656

Interest and other income, net	6	7	21	19
Interest expense	69	76	269	279
Debt retirement charge	—	10	18	10

Income before income taxes	398	367	1,484	1,386
Provision for income taxes	126	137	518	475

Net income	$272	$230	$966	$911
Less: Net income attributable to noncontrolling interests	4	3	11	10

Net income attributable to L-3	$268	$227	$955	$901
Less: Net income allocable to participating securities	1	2	5	8

Net income allocable to L-3 Holdings’ common shareholders	$267	$225	$950	$893

Earnings per share allocable to L-3 Holdings’ common shareholders:

Basic	$2.38	$1.94	$8.31	$7.65

Diluted	$2.37	$1.93	$8.25	$7.61

L-3 Holdings’ weighted average common shares outstanding:

Basic	112.0	115.8	114.3	116.8

Diluted	112.8	116.6	115.1	117.4

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Fourth Quarter		Year Ended Dec. 31,
	2010	2009	2010	2009

Segment Operating Data

Net Sales:
C3ISR	$987.4	$870.6	$3,399.1	$3,095.0
Government Services	1,028.2	1,058.1	3,963.0	4,094.2
AM&M	661.2	725.6	2,780.9	2,826.4
Electronic Systems	1,577.4	1,553.8	5,536.6	5,599.1

Total	$4,254.2	$4,208.1	$15,679.6	$15,614.7

Operating income:
C3ISR	$102.1	$92.5	$395.2	$343.9
Government Services	91.0	101.8	344.3	394.1
AM&M	57.4	59.1	229.1	243.0
Electronic Systems	210.7	192.2	781.5	675.2

Total	$461.2	$445.6	$1,750.1	$1,656.2

Operating margin:
C3ISR	10.3%	10.6%	11.6%	11.1%
Government Services	8.9%	9.6%	8.7%	9.6%
AM&M	8.7%	8.1%	8.2%	8.6%
Electronic Systems	13.4%	12.4%	14.1%	12.1%
Total	10.8%	10.6%	11.2%	10.6%

Depreciation and amortization:
C3ISR	$12.3	$11.9	$44.8	$43.3
Government Services	9.0	10.7	37.0	39.3
AM&M	5.0	3.7	19.4	19.1
Electronic Systems	32.4	30.2	129.4	116.9

Total	$60.5	$56.5	$230.6	$218.6

Funded order data:
C3ISR	$1,310	$905	$3,723	$3,156
Government Services	919	822	3,892	3,659
AM&M	917	758	2,996	2,594
Electronic Systems	1,281	1,761	5,041	5,322

Total	$4,427	$4,246	$15,652	$14,731

	Dec. 31,	Dec. 31,
	2010	2009
Period end data:
Funded backlog	$11,091	$10,862

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	December 31,
	2010	2009
ASSETS

Cash and cash equivalents	$607	$1,016
Billed receivables, net	1,299	1,149
Contracts in process	2,539	2,395
Inventories	303	258
Deferred income taxes	137	247
Other current assets	159	123

Total current assets	5,044	5,188

Property, plant and equipment, net	923	854
Goodwill	8,730	8,190
Identifiable intangible assets	470	377
Other assets	251	241

Total assets	$15,418	$14,850

LIABILITIES AND EQUITY

Current portion of long-term debt	$698	$—
Accounts payable, trade	463	447
Accrued employment costs	672	642
Accrued expenses	582	537
Advance payments and billings in excess of costs incurred	581	512
Income taxes	13	10
Other current liabilities	389	371

Total current liabilities	3,398	2,519

Pension and postretirement benefits	944	817
Deferred income taxes	318	272
Other liabilities	464	470
Long-term debt	3,439	4,112

Total liabilities	8,563	8,190

Shareholders’ equity	6,764	6,567
Noncontrolling interests	91	93

Total equity	6,855	6,660

Total liabilities and equity	$15,418	$14,850

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended Dec. 31,
	2010	2009
Operating activities
Net income	$966	$911
Depreciation of property, plant and equipment	164	158
Amortization of intangibles and other assets	67	60
Deferred income tax provision	90	74
Stock-based employee compensation expense	82	74
Contributions to employee saving plans in L-3 Holdings’ common stock	143	139
Amortization of pension and postretirement benefit plans net loss and prior service cost	41	52
Amortization of bond discounts (included in interest expense)	24	23
Amortization of deferred debt issue costs (included in interest expense)	12	11
Other non-cash items	(6)	(3)

Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	(109)	107
Contracts in process	(126)	(79)
Inventories	2	14
Accounts payable, trade	(2)	(118)
Accrued employment costs	22	(59)
Accrued expenses	42	(39)
Advance payments and billings in excess of costs incurred	63	(15)
Income taxes	100	27
Excess income tax benefits related to share-based payment arrangements	(7)	(4)
Other current liabilities	23	9
Pension and postretirement benefits	(78)	43
All other operating activities	(52)	22

Net cash from operating activities	1,461	1,407

Investing activities
Business acquisitions, net of cash acquired	(756)	(90)
Capital expenditures	(181)	(186)
Dispositions of property, plant and equipment	10	4
Investments in equity investees	(23)	—
Other investing activities	5	—

Net cash used in investing activities	(945)	(272)

Financing activities
Proceeds from sale of senior notes	797	996
Repayment of borrowings under term loan facilities	—	(650)
Redemption of senior subordinated notes	(800)	(750)
Borrowings under revolving credit facility	13	—
Repayment of borrowings under revolving credit facility	(13)	—
Common stock repurchased	(834)	(505)
Dividends paid on L-3 Holdings’ common stock	(184)	(165)
Proceeds from exercises of stock options	60	24
Proceeds from employee stock purchase plan	68	70
Debt issue costs	(7)	(22)
Excess income tax benefits related to share-based payment arrangements	7	4
Other financing activities	(25)	(7)

Net cash used in financing activities	(918)	(1,005)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(7)	19

Net (decrease) increase in cash and cash equivalents	(409)	149
Cash and cash equivalents, beginning of the period	1,016	867

Cash and cash equivalents, end of the period	$607	$1,016